Corporate Affairs One Market, Spear Tower Suite 2400 San Francisco, CA 94105 1-800-743-6397	Exhibit 99.1

FOR IMMEDIATE RELEASE	November 3, 2011

PG&E PROVIDES UPDATE ON IMPROVEMENT PLANS,
2012 GUIDANCE; REPORTS THIRD QUARTER RESULTS

Key initiatives to receive increased funding, no dividend increase planned for 2012

(SAN FRANCISCO) - Outlining expectations for 2012 in conjunction with the release of its third quarter earnings, PG&E Corporation (NYSE: PCG) announced it is taking additional actions to aggressively step up improvements in its gas and electric operations and customer service.

The company will commit significant additional resources to accelerate currently planned gas and electric system improvement work and initiate new efforts to achieve higher operating performance going forward. Among the actions PG&E will take are completing targeted inspection and maintenance work earlier than originally planned, hiring and training new talent in key areas including gas control, and increasing hands-on support for small and medium-size business customers.

“Fundamentally improving operations and customer service is vital to restoring trust and confidence in PG&E and returning us to the front ranks of the industry in the coming years,” said Tony Earley, PG&E Corporation Chairman, CEO and President. “This plan of action is the right thing to do for all of our stakeholders, and it’s critical to PG&E’s long term success.”

As the company moves forward with these initiatives, earnings in 2012 and 2013 will be negatively impacted. Expenses for this work in 2012 are expected to be approximately $200 million above what the company expects to recover through rates (see further discussion on earnings guidance below). Comparable levels of additional spending are expected in 2013.

Also, for the second year in a row, investors will forgo a regular dividend increase pending resolution of key issues related to the utility's natural gas pipeline operations.

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Third Quarter GAAP Results

PG&E Corporation’s net income after dividends on preferred stock (also called "income available for common shareholders") was $200 million, or $0.50 per share, for the third quarter, as reported in accordance with generally accepted accounting principles (GAAP). This compares with $258 million, or $0.66 per share, for the same quarter in 2010.

GAAP results reflect costs associated with ongoing natural gas pipeline-related actions as well as two substantial charges in the quarter, described below.

The natural gas pipeline-related costs during the third quarter totaled $177 million on a pre-tax basis, or $0.26 per share, most significantly for ongoing work to validate safe pipeline operating pressures and conduct extensive strength testing. Since the San Bruno natural gas pipeline accident, the utility has incurred total costs of $366 million on a pre-tax basis associated with natural gas pipeline-related actions, such as strength testing and pressure validation.

The company also recorded an additional provision for third-party liability associated with the San Bruno accident of $96 million pre-tax, or $0.14 per share, reflecting updated information about the claims and its experience to date in resolving key cases. (The aggregate provision for third-party liability now totals $375 million pre-tax.) PG&E continues to expect that a significant portion of its third-party liability will ultimately be recovered through insurance.

Third quarter GAAP results also included a $125 million pre-tax provision, or $0.18 per share, for additional estimated environmental-related costs associated with historic natural gas compressor station operations in Hinkley, California. The provision reflects new environmental data at the remediation site as well as recent orders by local officials, and includes estimates for higher potential remediation costs and costs to provide replacement water.

Earnings from Operations

On a non-GAAP basis, PG&E Corporation's earnings from operations were $436 million, or $1.08 per share, for the third quarter of 2011. During the same period last year, earnings from operations were $398 million, or $1.02 per share. Earnings from operations exclude the costs incurred for natural gas pipeline-related actions, third-party liability costs and environmental charges discussed above, which are being treated as items impacting comparability.

The quarter-over-quarter increase in earnings per share from operations primarily reflects higher authorized revenues stemming from increased capital investments in PG&E’s system. This positive effect was partially offset by an increase in the provision for the fine associated with a 2009 natural gas-related accident and an increase in the number of common shares outstanding.

2011 Earnings Guidance

PG&E Corporation is maintaining 2011 guidance for earnings from operations (non-GAAP) in the range of $3.45 to $3.60 per share.

On a GAAP basis, including the estimated amounts for the items impacting comparability related to gas pipeline matters and environmental-related costs, the range for projected earnings per share is now $1.99 to $2.77 per share for 2011.

Estimates for natural gas pipeline-related actions in 2011 remain in the range of $350 million to $550 million pre-tax. However, the company has revised its estimated range for third-party liability costs related to the San Bruno accident to between $375 million and $600 million pre-tax. Excluding the $220 million liability provision recorded in 2010, the range for 2011 is now $155 million to $380 million pre-tax.

Estimated insurance recoveries related to the San Bruno accident reflect actual recoveries to date of $60 million. Insurance recoveries are recognized only when deemed probable under applicable accounting standards. The guidance range does not include any estimates of potential future insurance recoveries or potential future fines and penalties.

2012 Earnings Guidance

The company is initiating guidance for 2012 earnings from operations in the range of $3.10 to $3.30 per share. Guidance reflects the expected increased costs, estimated to be approximately $200 million pre-tax in 2012, associated with the targeted improvements in operations and customer service outlined above.

On a GAAP basis, guidance for 2012 is projected at $2.36 to $3.16 per share and reflects the items impacting comparability related to natural gas pipeline matters and environmental-related costs. Costs for pipeline-related actions outside the scope of PG&E’s proposed Pipeline Safety

Enhancement Plan for which PG&E is not seeking recovery are estimated at $100 million to $200 million pre-tax for the year.

Third-party liability is estimated at $0 to $225 million pre-tax for the year. This reflects the difference between the upper end of the company’s estimated range for third-party liability associated with the San Bruno accident of $600 million and the $375 million already accrued to date. GAAP guidance also reflects an estimate of potential additional environmental-related costs of $0 to $100 million pre-tax.

As in 2011, guidance does not include any estimates of potential future insurance recoveries, fines, penalties or punitive damages. It also assumes that the California Public Utilities Commission approves the Pipeline Safety Enhancement Plan and the associated cost allocation and ratemaking proposals as filed. In addition, it assumes PG&E Corporation will issue approximately $600 million of common stock through the end of 2012.

Guidance is based on various assumptions, including those described above. Other assumptions include future capital expenditures, rate base, and allowed return.

PG&E Corporation discloses historical financial results and provides guidance based on "earnings from operations" in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations. Earnings from operations are not a substitute or alternative for consolidated net income presented in accordance with GAAP (see the accompanying tables for a reconciliation of results and guidance based on earnings from operations to results and guidance based on consolidated net income in accordance with GAAP).

Supplemental Financial Information

In addition to the financial information accompanying this release, an expanded package of supplemental financial and operational information along with slides for today’s conference call with the financial community has been furnished to the Securities and Exchange Commission and is available on PG&E Corporation’s website at: http://www.pgecorp.com/news/press_releases/Release_Archive2011/111103press_release.shtml.

Conference Call with the Financial Community to Discuss Financial Results

Today's call at 9 a.m., Eastern Time, is open to the public on a listen-only basis via webcast. Please visit http://www.pgecorp.com/investors/investor_info/conference/ for more information and instructions for accessing the webcast. The call will be archived on the website. Alternatively, a toll-free replay of the conference call may be accessed shortly after the live call through 8:00 p.m., Eastern Time, November 17, 2011, by dialing 866-415-9493. International callers may dial 585-419-6446. For both domestic and international callers, the confirmation code 23820 will be required to access the replay.

This press release and tables contain forward-looking statements that relate to management's guidance for PG&E Corporation’s 2011 and 2012 financial results and the various assumptions and estimates discussed above, including forecasts of costs related to planned gas and electric operations improvements, gas pipeline matters, third-party liabilities associated with the San Bruno accident, environmental matters, and future dividends and equity issuances, as well as earnings.  These statements, assumptions, and estimates reflect management’s judgment and opinions and are necessarily subject to various risks and uncertainties, the realization or resolution of which may be outside of management's control.  Actual results may differ materially. Factors that could cause actual results to differ materially include:

•
the outcome of pending and future regulatory proceedings and investigations related to the San Bruno accident, the California Public Utilities Commission's (“CPUC”) investigation of a natural gas explosion that occurred on December 24, 2008 in Rancho Cordova, California, and the safety of the Utility’s natural gas transmission pipelines in its northern and central California service territory; the ultimate amount of costs the Utility incurs for natural gas pipeline matters that are not recoverable through rates; the ultimate amount of third-party claims associated with the San Bruno accident that will not be recovered through insurance; and the amount of any civil or criminal fines, penalties, or punitive damages the Utility may incur related to these matters;

•
the outcome of future investigations or proceedings that may be commenced by the CPUC or other regulatory authorities relating to the Utility’s compliance with law, rules, regulations, or orders applicable to the operation, inspection, and maintenance of its electric and gas facilities (in addition to investigations or proceedings related to the San Bruno accident and natural gas pipeline matters);

•	reputational harm that PG&E Corporation and the Utility may suffer depending on whether the Utility is able to adequately and timely respond to the findings and recommendations made by the National Transportation Safety Board (“NTSB”) and the CPUC’s independent review panel; the outcome of the various regulatory proceedings and investigations of the San Bruno accident and natural gas pipeline matters; service disruptions caused by pressure reductions in the Utility’s natural gas pipeline system, the outcome of civil litigation; and the extent to which additional regulatory, civil, or criminal proceedings may be pursued by regulatory or governmental agencies;

•	the adequacy and price of electricity and natural gas supplies, the extent to which the Utility can manage and respond to the volatility of electricity and natural gas prices, and the ability of the Utility and its counterparties to post or return collateral;

•	explosions, fires, accidents, mechanical breakdowns, the disruption of information technology and systems (including the newly installed advanced electric and gas metering system), human errors, and similar events that may occur while operating and maintaining an electric and natural gas system in a large service territory with varying geographic conditions that can cause unplanned outages, reduce generating output, damage the Utility’s assets or operations, which could subject the Utility to third-party claims for property damage or personal injury, or result in the imposition of civil, criminal, or regulatory fines or penalties on the Utility;

•
the impact of storms, earthquakes, floods, drought, wildfires, disease, and similar natural disasters, or acts of terrorism or vandalism, that affect customer demand or that damage or disrupt the facilities, operations, or information technology and systems owned by the Utility, its customers, or third parties on which the Utility relies;

•
the potential impacts of climate change on the Utility’s electricity and natural gas businesses, the impact of environmental laws and regulations aimed at the reduction of carbon dioxide and other greenhouse gases on the Utility’s electricity and natural gas businesses, and whether the Utility is able to recover associated compliance costs including the cost of emission allowances and offsets that the Utility may incur under cap and trade regulations;

•
changes in customer demand for electricity and natural gas resulting from unanticipated population growth or decline, general economic and financial market conditions, the development of alternative energy technologies including self-generation and distributed generation technologies, or other reasons;

•
the occurrence of unplanned outages at the Utility’s two nuclear generating units at Diablo Canyon, the availability of nuclear fuel, and the ability of the Utility to procure replacement electricity if nuclear generation from Diablo Canyon were unavailable;

•
the outcome of seismic studies the Utility is conducting that could affect the Utility’s ability to continue operating Diablo Canyon or renew the operating licenses for Diablo Canyon, the issuance of Nuclear Regulatory Commission (“NRC”) orders or the adoption of new legislation or regulations to address seismic and other risks at nuclear facilities to avoid the type of damage sustained by nuclear facilities in Japan following the March 2011 earthquake, or to address the operations, decommissioning, storage of spent nuclear fuel, security, safety, cooling water intake, or other operating or licensing matters associated with Diablo Canyon and whether the Utility is able to comply with such new orders, legislation, or regulations and recover the increased costs of compliance through rates;

•
the impact of federal or state laws or regulations, or their interpretation, on energy policy and the regulation of utilities and their holding companies, including how the CPUC interprets and enforces the financial and other conditions imposed on PG&E Corporation when it became the Utility’s holding company;

•
whether the Utility’s newly installed electric and gas SmartMeter™ devices and related software systems and wireless communications equipment  continue to accurately and timely measure customer energy usage and generate billing information, whether the Utility can successfully implement the system design changes necessary to accommodate changing retail electric rates, and whether the Utility can continue to rely on third-party vendors and contractors to support the advanced metering system;

•	the extent to which PG&E Corporation or the Utility incurs costs in connection with third-party claims or litigation, that are not recoverable through insurance, rates, or from other third parties;

•	the ability of PG&E Corporation, the Utility, and counterparties to access capital markets and other sources of credit in a timely manner on acceptable terms;

•
the impact of environmental remediation laws and regulations, particularly those affecting the remediation of the Utility’s former manufactured gas plants and natural gas compressor sites, the extent to which the Utility is able to recover compliance and remediation costs from third parties or through rates or insurance, and the ultimate amount of environmental remediation costs the Utility incurs related to the Hinkley compressor station;

•
the loss of customers due to various forms of bypass and competition, including municipalization of the Utility’s electric distribution facilities, increasing levels of “direct access” by which consumers procure electricity from alternative energy providers, and implementation of “community choice aggregation,” which permits cities and counties to purchase and sell electricity for their local residents and businesses;

•
the outcome of federal or state tax audits and the impact of changes in federal or state tax laws, policies, or regulations, such as The Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010; and

•	other factors and risks discussed in PG&E Corporation and the Utility’s 2010 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

PG&E Corporation
Condensed Consolidated Statements of Income
(in millions, except per share amounts)

	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share amounts)	2011	2010	2011	2010
Operating Revenues
Electric	$ 3,188	$ 2,857	$ 8,694	$ 7,882
Natural gas	672	656	2,447	2,338
Total operating revenues	3,860	3,513	11,141	10,220
Operating Expenses
Cost of electricity	1,224	1,102	3,018	2,885
Cost of natural gas	170	182	936	924
Operating and maintenance	1,492	1,225	3,955	3,175
Depreciation, amortization, and decommissioning	566	501	1,648	1,420
Total operating expenses	3,452	3,010	9,557	8,404
Operating Income	408	503	1,584	1,816
Interest income	2	3	7	7
Interest expense	(176)	(167)	(527)	(510)
Other income, net	18	29	56	25
Income Before Income Taxes	252	368	1,120	1,338
Income tax provision	49	107	349	479
Net Income	203	261	771	859
Preferred stock dividend requirement of subsidiary	3	3	10	10
Income Available for Common Shareholders	$ 200	$ 258	$ 761	$ 849
Weighted Average Common Shares Outstanding, Basic	403	390	399	378
Weighted Average Common Shares Outstanding, Diluted	404	392	400	391
Net Earnings Per Common Share, Basic	$ 0.50	$ 0.66	$ 1.91	$ 2.22
Net Earnings Per Common Share, Diluted	$ 0.50	$ 0.66	$ 1.90	$ 2.19
Dividends Declared Per Common Share	$ 0.46	$ 0.46	$ 1.37	$ 1.37

Reconciliation of PG&E Corporation’s Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with Generally Accepted Accounting Principles (“GAAP”)
Third Quarter and Year-to-Date, 2011 vs. 2010
(in millions, except per share amounts)

	Three months ended September 30,				Nine months ended September 30,
	Earnings		Earnings per Common Share (Diluted)		Earnings		Earnings per Common Share (Diluted)
	2011	2010	2011	2010	2011	2010	2011	2010

PG&E Corporation Earnings from Operations (1)	$ 436	$ 398	$ 1.08	$ 1.02	$ 1,072	$ 1,054	$ 2.68	$ 2.73
Items Impacting Comparability: (2)
Natural gas pipeline matters (3)	(162)	(141)	(0.40)	(0.36)	(237)	(141)	(0.59)	(0.37)
Environmental-related costs (4)	(74)	-	(0.18)	-	(74)	-	(0.19)	-
Statewide ballot initiative (5)	-	-	-	-	-	(45)	-	(0.12)
Federal healthcare law (6)	-	1	-	-	-	(19)	-	(0.05)
PG&E Corporation Earnings on a GAAP basis	$ 200	$ 258	$ 0.50	$ 0.66	$ 761	$ 849	$ 1.90	$ 2.19

(1)	“Earnings from operations” is not calculated in accordance with GAAP and excludes items impacting comparability as described in Note (2) below.

(2)	Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders as reported in accordance with GAAP.

(3)	During the three and nine months ended September 30, 2011, PG&E Corporation’s subsidiary, Pacific Gas and Electric Company (“Utility”) incurred net costs of $162 million and $237 million, after-tax, respectively, in connection with natural gas pipeline matters. These amounts included pipeline-related costs to review records, validate operating pressures, conduct hydrostatic pressure tests, inspect pipelines, and perform other activities associated with the Utility’s natural gas pipeline system. These costs also included an increase in the provision for estimated third-party claims related to the San Bruno accident, reflecting new information regarding the nature of claims filed against the Utility, experience to date resolving cases, and developments in the litigation and regulatory proceedings. Costs incurred for the nine months ended September 30, 2011 were partially offset by a gain for insurance recoveries.

(after-tax)	Three months ended September 30, 2011	Nine months ended September 30, 2011

Pipeline-related costs	$ (105)	$ (181)
Third-party claims	(57)	(92)
Insurance recoveries	-	36

Natural gas pipeline matters	$ (162)	$ (237)

(4)
During the three and nine months ended September 30, 2011, the Utility recorded a charge of $74 million, after-tax, for environmental remediation and other estimated liabilities associated with the Utility's natural gas compressor site located near Hinkley, California.

(5)	During the nine months ended September 30, 2010, the Utility contributed $45 million to support Proposition 16 - The Taxpayers Right to Vote Act.

(6)	During the nine months ended September 30, 2010, the Utility recognized a charge of $19 million triggered by the elimination of the tax deductibility of Medicare Part D federal subsidies.

Reconciliation of Pacific Gas and Electric Company’s Earnings from Operations to Consolidated Income Available for Common Stock in Accordance with GAAP
Third Quarter and Year-to-Date, 2011 vs. 2010
(in millions)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Pacific Gas and Electric Company Earnings from Operations (1)	$ 429	$ 402	$ 1,057	$ 1,063
Items Impacting Comparability: (2)
Natural gas pipeline matters (3)	(162)	(141)	(237)	(141)
Environmental-related costs (4)	(74)	-	(74)	-
Statewide ballot initiative (5)	-	-	-	(45)
Federal healthcare law (6)	-	1	-	(19)
Pacific Gas and Electric Company Earnings on a GAAP basis	$ 193	$ 262	$ 746	$ 858

(1)	“Earnings from operations” is not calculated in accordance with GAAP and excludes items impacting comparability as described in Note (2) below.

(2)	Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Stock as reported in accordance with GAAP.

(3)
During the three and nine months ended September 30, 2011, the Utility incurred net costs of $162 million and $237 million, after-tax, respectively, in connection with natural gas pipeline matters.  These amounts included pipeline-related costs to review records, validate operating pressures, conduct hydrostatic pressure tests, inspect pipelines, and perform other activities associated with the Utility’s natural gas pipeline system.  These costs also included an increase in the provision for estimated third-party claims related to the San Bruno accident, reflecting new information regarding the nature of claims filed against the Utility, experience to date resolving cases, and developments in the litigation and regulatory proceedings.  Costs incurred were partially offset by insurance recoveries.

(after-tax)	Three months ended September 30, 2011	Nine months ended September 30, 2011

Pipeline-related costs	$ (105)	$ (181)
Third-party claims	(57)	(92)
Insurance recoveries	-	36

Natural gas pipeline matters	$ (162)	$ (237)

(4)
During the three and nine months ended September 30, 2011, the Utility recorded a charge of $74 million, after-tax, for environmental remediation and other estimated liabilities associated with the Utility's natural gas compressor site located near Hinkley, California.

(5)	During the nine months ended September 30, 2010, the Utility contributed $45 million to support Proposition 16 - The Taxpayers Right to Vote Act.

(6)	During the nine months ended September 30, 2010, the Utility recognized a charge of $19 million triggered by the elimination of the tax deductibility of Medicare Part D federal subsidies.

Key Drivers of PG&E Corporation Earnings per Common Share (“EPS”) from Operations
Third Quarter and Year-to-Date, 2011 vs. 2010
($/Share, Diluted)

Third Quarter 2010 EPS from Operations (1)	$ 1.02

Increase in rate base earnings	0.10
Miscellaneous items	0.03

Litigation and regulatory matters	(0.04)
Increase in shares outstanding	(0.03)
Third Quarter 2011 EPS from Operations (1)	$ 1.08

2010 YTD EPS from Operations (1)	$ 2.73

Increase in rate base earnings	0.31
Miscellaneous items	0.01

Litigation and regulatory matters	(0.11)
Nuclear refueling outage	(0.06)
Storm and outage expenses	(0.06)
Gas transmission revenues	(0.05)
Increase in shares outstanding	(0.09)
2011 YTD EPS from Operations (1)	$ 2.68

(1)	See the preceding tables for a reconciliation of EPS from Operations to EPS on a GAAP basis.

PG&E Corporation EPS Guidance

2011 EPS Guidance	Low	High
Estimated EPS on an Earnings from Operations Basis	$ 3.45	$ 3.60

Estimated Items Impacting Comparability (1)
Natural gas pipeline matters (2)	(1.28)	(0.65)
Environmental-related costs (3)	(0.18)	(0.18)
Estimated EPS on a GAAP Basis	$ 1.99	$ 2.77

2012 EPS Guidance	Low	High
Estimated EPS on an Earnings from Operations Basis	$ 3.10	$ 3.30

Estimated Items Impacting Comparability (1)
Natural gas pipeline matters (2)	(0.60)	(0.14)
Environmental-related costs (3)	(0.14)	-
Estimated EPS on a GAAP Basis	$ 2.36	$ 3.16

(1)	Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders in accordance with GAAP.

(2)
The estimate includes pipeline-related costs associated with the increased scope of work that the Utility expects to undertake on its natural gas pipeline system, as well as third-party claims in addition to the provision of $220 million recorded in 2010.  Total estimated costs are partially offset by insurance recoveries for third-party claims, which include amounts recognized during the nine months ended September 30, 2011.

	2011		2012
(in millions, pre-tax)	Low EPS guidance range	High EPS guidance range	Low EPS guidance range	High EPS guidance range

Pipeline-related costs (a)	$ (550)	$ (350)	$ (200)	$ (100)
Third-party claims (b)	(380)	(155)	(225)	-
Insurance recoveries (c)	60	60	-	-

Natural gas pipeline matters (d)	$ (870)	$ (445)	$ (425)	$ (100)

(a)
The pipeline-related cost range provided for 2012 reflects a range of $100 million to $200 million in costs associated with regulatory and legal proceedings and other gas pipeline-related activities outside the scope of the Utility’s proposed Pipeline Safety Enhancement Program (“PSEP”).

(b)
The range for third-party claims in 2011 is in addition to the provision of $220 million recorded in 2010.  The range in 2012 is in addition to the cumulative provision of $375 million, recorded as of September 30, 2011.

(c)
Although the Utility considers it likely that a significant portion of the costs it incurs for third-party claims will be covered through its insurance, insurance recoveries are recognized only when deemed probable under applicable accounting standards.

(d)	The guidance range for 2012 does not include any estimates of future insurance recoveries, potential future fines or penalties, or punitive damages.

(3)	The estimate depends primarily on the outcome of a final groundwater remediation plan and other related activities associated with the Hinkley natural gas compressor site.

Please see the accompanying discussion of factors that could cause actual results to differ materially.